Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of November 6, 2026 (the “Effective Date”), by and between SS INNOVATIONS INTERNATIONAL, INC., a Florida corporation, (the “Company”) and GARY G. LO, an individual (“Executive”).

RECITALS

WHEREAS, the Company desires to secure the services of Executive, and Executive desires to furnish such services to the Company, on and subject to, the terms and conditions set forth in this Agreement; and

WHEREAS, Executive, due to the nature of Executive’s duties, will be provided access to the Company’s trade secrets and other confidential information and the Company desires to maintain the confidentiality of the same.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The above recitals are true and correct and are incorporated herein by reference.

2. Position and Duties. Executive shall serve as Chief Financial Officer (“CFO”) of the Company, reporting to the Company’s Chief Executive Officer (“CEO”) and board of directors (the “Board”). Executive shall perform those services customary to the office of CFO including but not limited to those described in Exhibit A attached hereto, and such other lawful duties that may be reasonably assigned to him from time to time by the CEO and/or the Board, provided those duties are consistent with Executive’s position and authority. Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company, provided, however, that the foregoing shall not be construed to prohibit Executive from engaging in activities relating to serving on civic, charitable, or not-for-profit boards or committees, or from managing his personal passive investments, provided that such activities do not materially interfere or conflict with the performance by Executive of Executive’s duties and responsibilities hereunder. At all times, Executive shall perform and discharge faithfully, diligently, and in a professional manner, Executive’s duties and responsibilities hereunder.

3. At-Will Employment. Executive’s employment with Company is at-will meaning that either the Company or Executive may terminate the employment relationship at any time, with or without cause and with or without notice, as more fully set forth in Section 6.

4. Place of Employment. The Company and Executive agree that Executive will predominantly perform his duties remotely, from his residence in Mountain View, California, with travel to the Company’s headquarters in Gurugram, Haryana, India, such other business locations established by the Company within the United States, or such other locations, all as requested by the CEO or required by Executive’s position. Executive acknowledges and agrees that as the Company’s business and administrative operations are located in India, significant travel obligations will be required in connection with the fulfillment of his duties as CFO hereunder. Executive must provide at least thirty (30) days prior notice to the Company of any changes to Executive’s remote work location. .

5. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary shall be four hundred thousand United States dollars (US$400,000) (together with any subsequent increases thereto as hereinafter provided, the “Base Salary”). The Base Salary may be adjusted by the Board or its compensation committee (the “Committee”) from time to time during the Term but shall be reviewed at least once annually. The Base Salary shall be paid to Executive in accordance with the Company’s normal payroll practices, in effect from time to time during the Term.

(b) Target Bonus. During the Term, Executive may be eligible for an annual cash bonus with a target amount of 50% of Base Salary, based on achievement of performance criteria agreed upon between Executive and the Committee or the Board within the first thirty (30) days after the Effective Date and set forth in a separate written document, with respect to the period commencing on the Effective Date and ending on December 31, 2027 (the “Initial Period”), and within ninety (90) days of the beginning of each subsequent fiscal year during the Term. The bonus shall be paid no later than March 31 of the year following the Initial Period or the fiscal year in which it is earned. Any changes to the bonus criteria during the Initial Period or each subsequent fiscal year during the Term shall require Company’s and Executive’s written consent. In order to be eligible to receive the annual Target Bonus, Executive must meet all of the eligibility criteria for the Target Bonus and be employed by the Company on the date that annual cash bonuses are paid to senior management generally.

(c) Equity Incentives.

(i) On the Effective Date, the Company shall grant Executive options to purchase 500,000 shares of common stock (the “Options”) under the Company’s 2026 Incentive Stock Plan (the “2026 Plan”). The Options will (A) vest in four (4) annual installments commencing one year from the Effective Date, subject to continued employment of Executive by the Company; (B) be exercisable at a price per share equal to fair market value (as defined in the 2026 Plan); (C) expire ten (10) years from the Effective Date; and (D) be subject to the other terms and conditions of the 2026 Plan.

(ii) In addition to the foregoing, during the Term, Executive shall be eligible to participate in the 2026 Plan and any successor equity incentive plan, subject to such terms and conditions as determined by the Committee or the Board in their sole discretion.

(d) Business Expenses. . The Company will provide Executive with a monthly stipend in the amount of $300.00 to cover any and all business related expenses incurred by Executive, including any business related expenses associated with Executive’s working remotely such as utilities, cell phone, and internet business related expenses. Additionally, Executive shall be entitled to receive prompt reimbursement for all business expenses in excess of the stipend, beyond what is covered thereby, in accordance with the policies and procedures then in effect and established by the Company for its senior executives and California law. Executive must timely submit reasonably requested substantiation for reimbursable expenses, but no policy deadline or procedure will eliminate reimbursement of expenses that California law requires the Company to pay. Notwithstanding the foregoing, Executive acknowledges and agrees that airfare for flights of less than four (4) hours duration or less shall be in premium economy class (or economy class if not available) and airfare for flights of four (4) hours duration or more shall be in business or domestic first class.

(e) Other Benefit Plans. Executive may be eligible to participate in the Executive benefit plans hereafter established and maintained by the Company from time to time during Executive’s employment, (such as health insurance coverage or a 401(k) plan), which benefit plans are of general applicability to its similarly situated U.S.- based senior management.

(f) Directors’ and Officers’ Liability Insurance. During the Term, the Company shall use commercially reasonable efforts to maintain in effect Directors’ and Officers’ Liability Insurance in an amount determined by the Board, which shall w contain customary coverage for Executive.

(g) Vacation and Sick Leave. Executive will be eligible for accruing paid vacation benefits in accordance with the policy for U.S. - based senior management as in effect from time to time. As of the Effective Date, the vacation policy applicable to Executive provides for (4) weeks paid vacation time/per year accrued on a per payroll period basis. Unused and accrued vacation time may be carried over from year to year up to a maximum accrual cap of six (6) weeks. If Executive reaches this maximum accrual cap, no additional vacation time will accrue until vacation time is used and falls below the maximum cap. On termination of employment for any reason, the Company will pay all accrued and unused vacation that California law requires to be paid, at the rate required by California law. Executive will be eligible for separate paid sick leave, in accordance with Company policy and applicable California law. Unused paid sick leave will not be paid out at termination. The Company also offers the following paid holidays: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas.

(h) Withholding. All amounts payable to Executive under this Agreement shall be subject to applicable federal, state and local withholding, payroll and insurance taxes.

(i) Board Discretion. Nothing in this Section 5 shall obligate the Board to implement any particular benefit plan or prevent the Board from amending or terminating any benefit plan implemented.

6. Termination. Executive’s employment with Company is at-will and may be terminated by Executive or the Company for any reason, at any time. Without limiting the nature of Executive’s at-will employment, some termination circumstances may arise based on the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate Executive’s employment if Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means Executive is unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one hundred twenty (120) non-consecutive calendar days within any rolling twelve (12) month period because of physical, mental, or emotional incapacity, resulting from injury, sickness, or disease, as determined by an independent physician selected by the Company.

(c) Termination by Company for Cause. The Company may terminate Executive’s employment for “Cause.” For purposes of this Agreement, ”Cause” means Executive’s (i) commission of an act of fraud against the Company, misappropriation of Company assets, embezzlement, theft, or the conviction of a crime involving drug abuse, violence, dishonesty, theft or moral turpitude; (ii) material breach of this Agreement; (iii) continuing and material failure to comply with the policies and/or directives of the Company; or (iv) failure to substantially perform the material duties Executive is required to perform under this Agreement or to follow any specific lawful instructions of the Board (other than as a result of partial or total incapacity due to physical or mental illness). .

(d) Termination by the Company Without Cause. A termination of Executive’s employment by the Company for any reason, except death, disability or Cause, will be deemed to be a termination “Without Cause.”

(e) Termination by Executive . Executive may terminate his employment at any time. As a professional courtesy, given Executive’s position, Company requests that Executive provide thirty (30) days prior written notice to the Company.

(f) Termination Date. The “Termination Date” means (i) if Executive’s employment is terminated by his death under Section 6(a), the date of his death; (ii) if Executive’s employment is terminated on account of his Disability under Section 65(b), the date on which the Company provides Executive a written termination notice; (iii) if the Company terminates Executive’s employment for Cause under Section 6(c), the date on which the Company provides Executive a written termination notice; (iv) if the Company terminates Executive’s employment Without Cause under Section 6(d), the date on which the Company provides Executive a written termination notice; and (v) if Executive resigns his employment under Section 5(e), thirty (30) days after the date on which Executive provides the Company a written termination notice, unless accelerated by the Company pursuant to Section 6(e) above.

(g) Deemed Resignation. Immediately upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to have resigned from all positions as an officer or director of the Company and its affiliates, along with any other positions he may hold with or for the benefit of the Company and/or its affiliates. In furtherance of the preceding sentence, Executive will execute and return to the Company all letters and documents that the Company may reasonably require in order to evidence such resignation(s), but Executive’s failure to execute and return such documents will not have the effect of delaying or in any way invalidating the resignation(s) provided for by the preceding sentence.

7. Compensation Upon Termination.

(a) Termination by the Company for Cause or by Executive . If Executive’s employment with the Company is terminated pursuant to Sections 6(c), or 6(e), the Company will pay or provide to Executive (i) any earned but unpaid Base Salary as of the Termination Date; (ii) unpaid expense reimbursements as of the Termination Date; and (iii) any vested benefits Executive may be entitled to under any Executive benefit plan of the Company (collectively, the “Accrued Obligations”), on or before the time required by law.

(b) Termination for Death or Disability. If Executive’s Employment is terminated by reason of Executive’s death pursuant to Section 6(a) or Disability pursuant to Section 5(b), then the Company will pay Executive or his estate or legal representative, as the case may be the Accrued Obligations earned through the Termination Date, in accordance with applicable law.

(c) Termination by the Company Without Cause . If Executive’s employment is terminated by the Company Without Cause pursuant to Section 5(d), then :

(i) The Company will pay Executive the Accrued Obligations, in accordance with applicable law;

(ii) Solely if Executive executes a Separation Agreement and General Release of Claims, in a form reasonably acceptable to the Company (the “Release”), and complies with the terms contained therein, Executive will be eligible for a severance payment in an amount equal to three (3) months of Executive’s Base Salary then in effect if the Termination Date occurs prior to the first anniversary of the Effective Date and in an amount equal to six (6) months of Executive’s Base Salary then in effect if the Termination Date occurs on or after the first anniversary of the Effective Date (the “Severance Benefits”). The Severance Benefits shall be paid in accordance with the terms of the Release. If Executive fails to execute and deliver the Release, Executive shall not be entitled to any Severance Benefits, and the Company’s obligations to pay or provide any Severance Benefits shall immediately terminate.

8. Section 409A.

(a) To the extent applicable, this Agreement is intended to comply with Section 409A under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any of the payments or benefits provided for in Sections 7 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A ), the following interpretations apply to Section 7: Any termination of Executive’s employment triggering payment of benefits under Section 7 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company or any of its parents, subsidiaries or affiliates at the time Executive’s employment terminates), any benefits payable under Section 7 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(c) shall not cause any forfeiture of benefits on Executive’s part but shall only act as a delay until such time as a “separation from service” occurs. Further, if Executive is a “specified Executive” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 7 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective; and (ii) the date of Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (i) the business day following the six (6) month anniversary of the date his separation from service becomes effective; and (ii) Executive’s death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Sections 7 of this Agreement. It is intended that each installment of the payments and benefits provided under Section 7 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

9. Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b) All calculations and determinations under this Section 9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

10. Confidentiality. On the Effective Date, Executive will enter into the Confidentiality, Non-Disclosure and Assignment of Inventions Agreement with the Company in the form of Exhibit B attached hereto (the “Confidentiality Agreement”).

11. Disputes.

(a) The parties agree to resolve any dispute arising under or relating to the interpretation or enforcement of this Agreement, Executive’s employment or the termination of Executive’s employment in a state or federal court of competent subject matter jurisdiction in the State of California, and hereby consent to the exclusive jurisdiction of such courts. Accordingly, with respect to any such court action, Executive and the Company each (i) submits to the personal jurisdiction of these courts; (ii) consents to service of process under the notice provisions set forth in Section 16 of this Agreement; (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (iv) waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(b) BOTH THE COMPANY AND EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(c) Solely to the extent permitted by applicable law, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the non-prevailing party in connection with any action filed under this Section 11.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

13. Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer. Notices shall be effective on receipt.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

18. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of California.

19 “Company” Defined. As used in this Agreement, the term the “Company” shall mean the Company, its direct and indirect subsidiaries and divisions.

20. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, .PDF or other electronic transmission (which shall be deemed to be an original), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:

SS INNOVATIONS INTERNATIONAL, INC.

By:	/s/ Sudhir Srivastava
Sudhir Srivastava, M.D.
Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Gary G. Lo
Gary G. Lo

EXHIBIT A

Description of Duties

Executive shall provide strategic and operational financial leadership to the Company, report to the CEO and the Board, and oversee the Company’s finance, accounting, treasury, reporting and related control functions.

Financial Strategy and Planning. Executive shall develop, implement and oversee the Company’s financial strategy; oversee the Company’s annual and long-range planning, budgeting, forecasting and long-term financial modeling processes; evaluate financial performance against approved plans; develop and oversee financial plans to optimize supply-chain costs, R&D spending and commercialization budgets for the Company’s medical-device business; and provide the CEO and the Board with timely analysis, recommendations and scenario planning to support the Company’s strategic and operating decisions.

Accounting, Reporting and Controls. Executive shall oversee the preparation, accuracy and integrity of the Company’s financial statements, management reports, forecasts and other financial information; direct the Company’s SEC reporting, including the preparation and filing of Forms 10-K, 10-Q and 8-K; establish and maintain appropriate accounting policies, internal controls and reporting processes to ensure compliance with U.S. GAAP and Sarbanes-Oxley requirements, including effective internal controls over financial reporting; manage the Company’s relationships with its independent external auditors and the Audit Committee with respect to financial reporting, internal controls and audit matters; and promote timely, complete and reliable financial reporting in accordance with applicable law and the Company’s policies.

Treasury, Capital and Risk Management. Executive shall manage the Company’s treasury function, including cash management, liquidity, working capital and banking relationships; manage the Company’s capital structure, capital allocation and financing activities, including debt financings and equity offerings; monitor and manage the Company’s capital needs and financial risks; advise the CEO and the Board regarding investments, insurance and other risk-mitigation measures; and implement processes to safeguard Company funds and assets.

Board, CEO and Board Committee Support. Executive shall prepare and present financial materials to the CEO, the Board and applicable Board committees; and support the CEO, the Board and applicable Board committees with respect to meetings, approvals and communications.

Investor Relations and Market Communications. Executive shall develop and implement the Company’s investor-relations strategy; manage and coordinate communications with equity analysts, institutional investors, shareholders and other market participants; coordinate the Company’s quarterly earnings calls and related materials; ensure that communications regarding the Company’s financial performance, strategy, valuation and product pipeline are accurate, consistent and timely; coordinate investor presentations, conferences, roadshows and other investor outreach; monitor market and investor feedback and communicate material feedback to the CEO and the Board; ensure compliance with applicable SEC disclosure requirements, Regulation FD and the Company’s disclosure policies; and build and maintain the Company’s credibility in the market.

Strategic Transactions and Business Support. Executive shall partner with the CEO on corporate strategy, including potential mergers and acquisitions (M&A) and licensing transactions, and support the Company’s business objectives by evaluating potential financings, dispositions, strategic partnerships, commercial arrangements and other transactions; lead or oversee financial due diligence, valuation, negotiation support, integration and post-transaction analysis; and collaborate with the Board and other members of management on matters affecting the Company’s growth and financial performance.

Finance Organization, Compliance and Other Duties. Executive shall oversee the Company’s finance and accounting personnel and external professional advisers; scale and oversee the Company’s global financial operations across international markets; develop and maintain appropriate finance policies, procedures and systems; manage the Company’s tax planning and monitor tax, regulatory and other financial compliance matters; promote ethical conduct, accountability and sound financial management; and perform such other lawful duties as may reasonably be assigned by the CEO and/or the Board, provided that such duties are consistent with Executive’s position and authority.

EXHIBIT B

Confidentiality, Non-Disclosure and Assignment of Inventions Agreement

This CONFIDENTIALITY, NON-DISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENT (this “Agreement”) is entered into between the undersigned individual (“Executive”) and SS INNOVATIONS INTERNATIONAL, INC. (the “Company”). Hereinafter, Executive and the Company may be referred to as “party” or collectively “parties.”

Because of the nature of Executive’s position with the Company, Executive may have access to the Company’s confidential, proprietary, and trade secret information, as defined below. This Agreement is made in consideration for Executive’s offer of employment with the Company and/or continued employment and receipt of regular compensation now and hereafter, and/or Company’s entrusting to Executive confidential information as defined below.

CONFIDENTIALITY

1.	Confidential Information. As used throughout this Agreement, “Confidential Information” means data and information, in any form (tangible or intangible): (a) relating to the business of the Company; (b) disclosed to Executive or of which Executive became aware of as a consequence of Executive’s relationship with the Company; (c) having value to the Company or information that is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, including but not limited to competitors of the Company; (d) which includes any Company trade secret, confidential or proprietary information, personally identifiable information, or other information protected by law, including, but not limited to, such materials and information described and defined by the Defend Trade Secrets Act (“DTSA”); (e) “Material Non-Public Information” (as defined under federal securities laws and the rules and regulations promulgated thereunder); and/or (f) other information which, under the applicable circumstances, was treated as, or considered, confidential by the Company.

Confidential Information shall include, but is not limited to, the following: technical or nontechnical data, source code, algorithms, product specifications, manufacturing processes, pricing strategies, nonpublic customer purchasing information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, financial forecasts, reports, outlooks and information, business plans and/or strategy, strategic projects, corporate development, business and financial operating results and statistics, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of their employment, and such customers’ names, addresses, email addresses, and telephone numbers of customer contacts), trade secrets or know-how, intellectual property, research, product plans, products, services, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, ideas, engineering, hardware configuration information, marketing, confidential personnel documents and/or employment information, including but not limited to, new hire, termination, and payroll documents, social security numbers, banking/credit information, background check documents, addresses, phone numbers, emails, driver’s license, date of birth, passport, medical information, benefits information and/or enrollment documents, investigation files, performance management information, compensation information, and any other personally identifying confidential information, or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive further understands and agrees that Confidential Information developed by Executive during Executive’s employment by the Company is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Executive in the first instance.

However, Confidential Information shall not mean data or information: (a) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive or others without authorization from the Company; (b) which has been independently developed and/or disclosed by others without use of or reference to the Company’s Confidential Information; (c) which has otherwise entered the public domain through lawful means; or (d) information that Executive otherwise has a right to disclose as legally protected conduct, subject to applicable law and DTSA provisions relating to the protection of such information. For the avoidance of doubt, “Confidential Information” shall not be interpreted to include Executive’s general skills, experience, or business knowledge.

2.	Company Property. All files, documents, plans, memoranda, notes, lists, records, contracts, intellectual property, and other documents or papers (and all copies thereof) relating to Company’s respective businesses, including such items stored in computer memories, on computer drives, flash drives, disks or by any other means, made or compiled by or on behalf of the Executive or the Company (or made available to them) relating to the Company’s businesses and/or Confidential Information, are and shall be the Company’s property. Executive shall not copy, download, transmit, remove, retain, or transfer Company Property or Confidential Information except as reasonably necessary in performing Executive’s authorized duties or as otherwise expressly authorized by the Company. Executive shall comply with all applicable Company information-security policies and shall not transfer or copy Company Confidential Information to unauthorized personal accounts, devices, cloud-storage services, or third-party systems, including copying or entering Company trade secrets or other protected Confidential Information into unauthorized generative AI systems (e.g., Gemini, Claude or Chat GPT).

3.	Limited Scope of Use and Non-Disclosure of Confidential Information. Executive agrees at all times during the term of Executive’s employment and thereafter, all Confidential Information is and will remain the exclusive property of the Company. To the maximum extent permitted by applicable law, Executive further agrees and covenants, both during Executive’s employment and after the termination of such employment: (a) to treat all Confidential Information as strictly confidential; (b) not to directly or indirectly disclose, publish, communicate, divulge, release, transmit, transfer and/or in any way provide or deliver, copy, replicate, reproduce, and/or duplicate or otherwise make available Confidential Information, or allow it to be disclosed, published, communicated, divulged, released, transmitted, transferred and/or in any way provided or delivered, copied, replicated, reproduced, and/or duplicated or otherwise made available, in whole or part, to any entity or person whatsoever (including other Company Executives, clients, suppliers or other contractors of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive’s authorized duties to the Company; and (c) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized duties to the Company.

Executive shall safeguard all Confidential Information from unauthorized use, access, possession, or disclosure in accordance with Company policies and, at a minimum, shall exercise reasonable care. Executive agrees that in the event Executive knows or has reason to know that any of the Company’s Confidential Information is ever wrongfully or inadvertently disclosed by Executive or others, Executive shall immediately report such disclosure to the Company and shall take any and all reasonable steps to mitigate the damage of the wrongful or inadvertent disclosure.

Both during Executive’s employment and after Executive’s termination (for any reason) from the Company, and in accordance with applicable law, Executive agrees not to use the Company’s trade secrets for any reason that would in any way be competitive with, detrimental to, or conflict with the interests of the Company, including but not limited to directly or indirectly soliciting any of the Company’s customers or potential customers, vendors, contractors or Executives or potential vendors, contractors or Executives, or interfering, disturbing, or interrupting the Company’s relationship with its Executives, customers or potential customers, vendors or contractors.

Executive and the Company agree that the terms of this provision, and any provisions related to this provision found in this Agreement, are intended to protect the Company’s Confidential Information during and after the termination of Executive’s employment. Executive represents and warrants that this Agreement will not preempt or preclude Executive from engaging in Executive’s chosen occupation. Executive’s experience and capabilities are such that the restrictions and prohibitions in this paragraph will not prevent Executive from earning an adequate livelihood for Executive and Executive’s dependents if it should be specifically enforced against Executive. Both Executive and the Company acknowledge, agree, represent, and warrant that the prohibitions and restrictions in this paragraph are reasonably calculated to safeguard the Confidential Information, and the Company’s business relationships and goodwill and other protectable competitive advantages in the marketplace.

Executive shall comply with all Company information-security, cybersecurity, and data-protection policies. Executive shall not knowingly upload, disclose, or transmit Company trade secrets or other protected Confidential Information to unauthorized third-party platforms, artificial intelligence systems, personal email accounts, or external storage services.

Executive shall promptly report any actual or reasonably suspected unauthorized access, disclosure, loss, or compromise of Company Confidential Information.

Nothing in this Agreement shall be construed to impose a noncompetition or non-solicitation restriction prohibited by California Business and Professions Code Section 16600.

4.	Protected Activity. The purpose of this Agreement is to protect the Company from harm through misappropriation of its Confidential Information, and other forms of unfair competition. Nothing in this Agreement prohibits or restricts Executive from:

a.	disclosing Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order;

b.	communicating or filing a charge or complaint with the Securities and Exchange Commission (SEC), or any other securities regulatory agency or authority, the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local regulatory authority (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by Government Agencies without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to Government Agencies;

c.	disclosing or discussing any discrimination, harassment, sexual assault or sexual harassment dispute or any other discrimination claims or unlawful acts in the workplace arising before or after the execution of this Agreement, including with any Government Agencies or any attorney retained by Executive; and/or

d.	engaging in communications regarding wages, hours, or other terms and conditions of employment or engaging in any rights Executive has under the National Labor Relations Act.

5.	Return of Company Property and Confidential Information. Immediately upon the Company’s request or Executive’s termination of employment for any reason, Executive agrees to return all Company property obtained during and as a result of Executive’s employment with the Company, including, but not limited to, all Confidential Information, (whether in hard copy, electronically stored or in any other medium or form, now or hereafter in existence), other than documents in Executive’s possession that may be a part of Executive’s individual personnel file, including but not limited to compensation related documents, such as pay stubs and benefit plan information. Executive shall not knowingly maintain Confidential Information or copies or notes thereof after termination of this Agreement. Executive will not retain any written or other tangible material concerning or disclosing any of the Confidential Information, trade secret, or proprietary information of the Company. Executive recognizes that the unauthorized taking of any of the Company’s trade secrets is a crime under California law. Additionally, Executive agrees that after the termination of Executive’s employment with the Company, whether voluntary or involuntary, Executive will not enter into any agreements that would cause Executive to violate any of Executive’s obligations under this Agreement. Following termination of employment, Executive shall remain responsible for complying with Executive’s continuing confidentiality and intellectual property obligations under this Agreement, to the extent enforceable under applicable law. Upon reasonable request, Executive shall provide written certification of compliance, provided that such certification shall not require Executive to disclose privileged information or surrender materials Executive is legally entitled to retain.

6.	Third Party Information. During employment with the Company, Executive agrees not to improperly use or disclose any Confidential Information or trade secret(s) of any third party (including but not limited to Executive’s previous employers) to whom Executive has an obligation of confidentiality, and Executive will not use, disclose, share, divulge, provide or otherwise communicate to the Company or any of its Executives, representatives or agent and/or bring or store on the Company’s premises, systems or equipment any property belonging to any third party to whom Executive has an obligation of confidentiality. To the extent permitted by applicable law, Executive also agrees not to use Executive’s previous employer’s confidential trade secrets to solicit or divert any clients, Executives or from Executive’s previous employer(s). Executive represents that Executive’s employment at the Company is not contrary to and/or conflicts with any third-party agreement.

7.	Notice Under Defend Trade Secrets Act of 2016 (“DTSA”). Executive acknowledges that pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), the Company provides this notice that Executive has immunity for the confidential disclosure of a Trade Secret when reporting a suspected violation of law to the government or when making a disclosure in a lawsuit alleging retaliation, provided that such disclosure is made in accordance with the DTSA. Executive will not be held criminally or civilly liable under federal or state Trade Secret law for the disclosure of a Trade Secret that is made: (a) in confidence to a federal, state, or local government official either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a retaliation lawsuit against the Company for reporting a suspected violation of law, Executive may disclose the Trade Secret to their attorney and use the Trade Secret information in the court proceeding, if (i) Executive files a document containing the Trade Secret under seal; and (ii) Executive does not disclose the Trade Secret, except pursuant to court order. Executive acknowledges that by virtue of this immunity notice being provided to them in this Agreement, the Company may pursue exemplary damages or attorneys’ fees if the Company brings an action against Executive for disclosure of its Trade Secrets other than as permitted under the DTSA.

INVENTIONS

8.	Definition. “Inventions” refers to all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names, and trade dress.

9.	Works Made for Hire. All inventions which Executive makes, conceives, reduces to practice or develops during Executive’s employment (in whole or in part, either alone or jointly with others) will be deemed “work made for hire” under all applicable laws, which means that all such inventions will be due exclusively to the Company for its free disposal, and no further consideration other than the compensation paid to Executive during their employment shall be due to Executive; provided, however, that the foregoing shall not apply to any inventions that Executive develops entirely on their own time without using the Company’s equipment, worktime, resources, supplies, facilities, or trade secret information, except for inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company. If for any reason any invention made, conceived, reduced to practice or developed by Executive while employed by the Company is not considered “work made for hire,” but relates to the Company’s business, or actual or demonstrably anticipated research or development of the Company, Executive hereby irrevocably assigns, conveys and transfers to the Company the entire right, title and interest worldwide in and to such invention, including all contract and licensing rights and all claims with respect thereto. Such assignment includes all patent rights, patent applications, copyrights, trade-secret rights, and other intellectual property rights associated with such Inventions, together with all rights to seek protection and enforce such rights throughout the world. Except as expressly authorized in connection with Executive’s performance of duties for the Company, nothing in this Agreement grants Executive any license, ownership interest, or other rights in the Company’s patents, copyrights, trademarks, trade secrets, software, technology, or other intellectual property.

10.	Notice under California Labor Code Section 2870. This Agreement does not apply to any Invention that qualifies fully as a non-assignable invention under Section 2870 of the California Labor Code or other applicable state or local law. Assignment of Inventions by Executive under this Agreement shall not apply to any Inventions where all the following are applicable: (a) no Company equipment, supplies, facilities, or trade secret information were used; (b) the Invention does not relate at the time of conception to the business of the Company; (c) the Invention does not relate at the time of conception to the Company’s actual or demonstrably anticipated research or development; (d) the Invention does not result from any work performed by Executive for the Company; and (e) the Invention was developed entirely on Executive’s own time.

11.	Identification of Executive Inventions. Executive agrees to list and identify in detail below any Inventions which were conceived, reduced to practice, created, derived, developed, or made by Executive prior to employment with the Company (collectively, “Prior Inventions”). Executive represents that Executive has no rights in any other Inventions other than the Prior Inventions specifically identified in Attachment 1.

Please see Attachment 1 for a list of all Prior Inventions.

If no Prior Inventions exist, please write “None”: None. If this is left blank and no Prior Inventions are listed in Attachment 1, Executive acknowledges and agrees that it will be deemed for all purposes that Executive has no Prior Inventions.

Executive shall not incorporate any Prior Invention into any Company product, service, technology, or work product without the Company’s prior written consent. If Executive incorporates a Prior Invention with the Company’s written authorization, Executive hereby grants the Company a perpetual, irrevocable, worldwide, nonexclusive, fully paid, royalty-free, transferable, and sublicensable license to use, reproduce, modify, distribute, perform, display, make, have made, sell, offer for sale, import, and otherwise exploit such Prior Invention as incorporated into or reasonably necessary for the use and commercialization of the applicable Company product, service, technology, or work product.

12.	Disclosure of Inventions. Executive will disclose promptly in writing to the Company all Inventions conceived, reduced to practice, created, derived, developed, or made by Executive during the term of employment at the Company and for twelve (12) months thereafter, whether or not Executive believes such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be considered. The Company will receive such information in confidence.

13.	Cooperation. Executive agrees to perform, during and after employment, all acts that the Company deems necessary or desirable to permit and assist the Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Inventions provided under this Agreement. If for any reason the Company is unable to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any rights or application or to enforce any right under any Inventions as provided under this Agreement, Executive hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Inventions, all with the same legal force and effect as if executed by Executive. The foregoing is deemed a power coupled with an interest and is irrevocable.

CONFLICTS OF INTEREST AND INTERFERENCE

14.	Conflicting Employment. Executive agrees that, during the term of Executive’s employment with the Company, Executive will not engage in any other employment, occupation or consulting activity, that conflicts with Executive’s obligations to the Company; nor will Executive engage in any other activities that conflict with their obligations to the Company. To prevent conflicts of interest, Executive further agrees to devote their full business time, attention, energy, knowledge, and skills to performing their duties and advancing the interests of the Company. Executive shall diligently and efficiently discharge any tasks assigned by the Company and adhere to all Company policies, including confidentiality requirements. Furthermore, to avoid conflicts of interest, Executive agrees that, during employment with the Company, they shall not, in any capacity (whether as an officer, Executive, agent, independent contractor, partner, shareholder, or principal, or otherwise), directly or indirectly provide services, own an interest in, operate, join, control, organize, develop, participate in, or hold a business interest in any venture that competes with the Company, and/or other entity without the express, written consent of the Company (as memorialized in Company-approved consent forms), except as a passive stockholder in a publicly traded company.

15.	Interference. Executive agrees that during Executive’s employment, Executive will not, either directly or indirectly, interfere with the Company’s contracts and relationships, or prospective contracts and relationships, including, but not limited to, the Company’s customer or client contracts and relationships.

ADDITIONAL PROVISIONS

16.	Survival of Obligations; Successors and Assigns. Executive’s responsibility to maintain the confidentiality of the Confidential Information shall apply during, and survive expiration or termination of, Executive’s employment with the Company and shall remain in force for the maximum period allowable by law, including forever. The confidentiality and property right protections set forth in this Agreement are in addition to, and not exclusive of, any other corporate Company rights, including those provided under common law, tort, or any federal or state trade secret and confidential information laws, including, without limitation, the DTSA. This Agreement, including, but not limited to, the restrictions on Executive’s activities set forth herein and the assignment of Inventions also applies, as applicable, to any subsidiary, affiliate, related entity, parent company, successor, and assign of the Company to which Executive provides services or about which Executive receives Confidential Information. The Company shall have the right to assign this Agreement without the need for further notice to or consent by Executive. Executive’s rights hereunder may not be assigned or transferred.

17.	Equitable Remedies. Executive stipulates that the covenants contained herein are essential for the protection of Confidential Information, client relationships and good will, and the competitive position of the Company and that a breach of any covenant contained herein may cause the Company irreparable damage for which damages at law may not be an adequate remedy. Accordingly, notwithstanding any arbitration agreement to the contrary the parties agree that if Executive violates this Agreement, the Company will suffer irreparable and continuing damage for which money damages are insufficient, and the Company shall be entitled to seek, in addition to other available remedies, injunctive relief and/or a decree for specific performance, in a court of competent jurisdiction in the State of California, and such other relief as may be proper (including money damages, if appropriate), to the extent permitted by law. To the maximum extent permitted by applicable law, in the event a court of competent jurisdiction determines that a party has breached any of the foregoing covenants contained in this Agreement, the prevailing party shall be entitled to all costs of enforcement of these provisions, including, but not limited to, court costs and reasonable attorney’s fees including those costs and fees incurred on appeal, as well as any costs or expenses associated with investigation and litigation, including, without limitation, expert witness fees, deposition costs, bond premiums, costs to engage third parties to perform forensic or data recovery services, and all other reasonable costs and expenses.

18.	Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable, then the invalid, illegal, or unenforceable provision shall be replaced by a revised provision, which, being valid, legal, and enforceable, comes closest to the intention of the parties, and the remainder of this Agreement will remain binding and in full force and effect.

19.	Governing Law And Court. All matters relating to the interpretation, construction, validity and enforcement of this Confidentiality, Non-Disclosure Agreement And Inventions Assignment Agreement shall be governed by and construed in accordance with the laws of the United States of America and the laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction other than the State of California. Notwithstanding any arbitration agreement to the contrary, any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court of competent jurisdiction located in California.

20.	Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the parties concerning the subject matter of this Agreement and supersedes and replaces all prior negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matter of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Executive’s duties, salary or compensation will not affect the validity or scope of this Agreement.

21.	Construction. The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

22.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement. The execution of this Agreement may be by actual, electronic or facsimile (including by way of PDF files) signature.

23.	Employment At-Will. Nothing in this Agreement shall be construed to imply that Executive’s employment with the Company is guaranteed for any period. Executive understands that Executive’s employment with the Company is on an at-will basis, meaning that Executive or the Company may end Executive’s employment at any time and with or without notice. Nothing contained in this Agreement shall limit or otherwise alter the foregoing.

Executive certifies and acknowledges that:

(a)	Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b)	Executive has carefully read this Agreement. Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c)	Executive was advised to consult with an attorney or representative of their choice at their expense, if elected by the Executive before signing this Agreement, and Executive was provided with the opportunity to do so; and

(d)	Executive acknowledges that a complete copy of this agreement was provided to Executive.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beside their respective signatures below.

EXECUTIVE:

/s/ Gary G. Lo		November 9, 2026
Gary G. Lo Date		Date

THE COMPANY:

SS INNOVATIONS INTERNATIONAL, INC.

By:	/s/ Sudhir Srivastava	November 9, 2026
	Sudhir Srivastava, M.D. Date	Date
Chairman and Chief Executive Officer

ATTACHMENT 1

PLEASE LIST ALL PRIOR INVENTIONS BELOW:

None

[See attached]